                                                                   Exhibit 11.1
                         ALLWASTE, INC. AND SUBSIDIARIES

                   CALCULATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                      (in thousands, except per share data)

                                                                          FOR THE NINE MONTHS ENDED       FOR THE THREE MONTHS ENDED
                                                                                    MAY 31,                         MAY 31,
                                                                          -------------------------       --------------------------
                                                                             1995            1994            1995             1994
                                                                          ---------        --------       ---------        ---------
Net income .........................................................       $  9,094        $  8,867        $  3,042        $  4,041
                                                                           ========        ========        ========        ========
Common shares outstanding, beginning of fiscal period ..............         37,741          36,740          37,741          36,740

Weighted average number of common shares outstanding:

     Stock options, treasury stock method ..........................            322             133             282             199

     Purchased companies ...........................................            609            --               710            --

     Exercise of stock options .....................................            183            --               215            --

     Receipt of common stock .......................................           (250)           (199)           (250)           (250)
                                                                           --------        --------        --------        --------
Total weighted average common shares outstanding ...................         38,605          36,674          38,698          36,689
                                                                           ========        ========        ========        ========
Net income per common share ........................................       $    .24        $    .24        $    .08        $    .11
                                                                           ========        ========        ========        ========

Fully diluted net income per common share is not presented for any period as it is not materially different from the above primary calculations.